Exhibit 99.1

Media Contact: Lauren George 407-613-8431 lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Announces Appointment of
Christine Duffy to its Board of Directors

ORLANDO, Fla. (July 2, 2026) —  Hilton Grand Vacations Inc. (NYSE:HGV), the premier vacation ownership and experiences company, today announced the appointment of Christine Duffy to its board of directors.

Duffy is president of Carnival Cruise Line, the flagship brand of Carnival Corporation, where she oversees a global business serving millions of guests annually. She brings more than 30 years of leadership experience across the travel and hospitality industry, with expertise in operations, commercial strategy and customer engagement.

“We are pleased to welcome Christine to our board of directors,” said Len Potter, chairman of Hilton Grand Vacations’ board of directors. “Christine’s extensive experience leading global hospitality businesses and driving commercial and operational excellence will be a valuable addition to our board. Her perspective will further strengthen our ability to deliver long-term growth and enhanced experiences for our Members and guests.”

Prior to joining Carnival Cruise Line in 2015, Duffy served as president and CEO of Cruise Lines International Association, where she represented the global cruise industry. Earlier in her career, she held leadership positions at Maritz Inc. and McGettigan Partners.

Duffy currently serves on the board of directors of Herschend Family Entertainment Corporation.

About Hilton Grand Vacations Inc.
Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company and is the exclusive vacation ownership partner of Hilton. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets, and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and more than 720,000 Club Members. Membership with the Company provides best-in-class programs, exclusive services and maximum flexibility for our Members around the world.

For more information, visit www.corporate.hgv.com. Follow us on Instagram, Facebook, LinkedIn, X (formerly Twitter), Pinterest and YouTube.

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